EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces Receipt of Non-Binding Proposal from Employers Mutual Casualty Company to Acquire Shares and Formation of Special Committee

DES MOINES, Iowa (November 20, 2018) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”) today announced receipt of a non-binding indicative proposal dated November 15, 2018 (the “Proposal”) from its parent company, Employers Mutual Casualty Company (“EMCC”), to purchase all the outstanding common stock of the Company not already owned by EMCC, and the formation of a special committee of the Company’s board of directors to consider the Proposal. EMCC currently owns approximately 55% of the outstanding shares of the Company’s common stock.

The Proposal, which is subject to certain conditions, provides that the shares will be purchased at a price of $30 per share in cash. A copy of the Proposal is included as Annex A to this news release.

In response, the Company’s board of directors has established a special committee consisting of the Company’s four independent directors to consider the Proposal. The special committee intends to retain its own independent financial and legal advisors to assist it in considering the Proposal.

The board of directors cautions the Company’s stockholders and others considering trading in the Company’s common stock that the board has only recently received the Proposal and that no decisions have been made with respect to the Company’s response to the proposed transaction. There can be no assurance that any definitive agreement will be finalized and executed or that the proposed transaction or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide updates with respect to this or any other transaction, except as required under applicable law.

About EMC Insurance Group Inc.
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. The Company’s parent company is EMCC. The Company and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
This news release contains statements regarding the Proposal that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws, and the Company may make related forward-looking statements on or following the date hereof. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that discussions with EMCC may not be successful and the possibility that any proposed transaction with EMCC may not be entered into or completed on the terms described in this news release or at all, including as a result of changes in the business or prospects of the Company or EMCC. As a result, undue reliance should not be placed on these forward-looking statements. Any forward-looking statements in this news release are made only as of the date of this news release. The Company does not assume any obligation to publicly update any forward-looking statements except as required by law.

Contacts
Investors:    Steve Walsh, 515-345-2515, steve.t.walsh@emcins.com
Media:        Lisa Hamilton, 515-345-7589, lisa.l.hamilton@emcins.com

Annex A

Employers Mutual Casualty Company

November 15, 2018
Board of Directors
EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, Iowa 50309
Dear Members of the Board:
Employers Mutual Casualty Company (“EMCC”) is pleased to submit this non-binding indicative proposal for the potential acquisition by EMCC of all of the outstanding shares of common stock of EMC Insurance Group Inc. (“EMCI”) not owned by EMCC for a cash purchase price of $30 per share. Although our proposed “going private” transaction does not represent a “change in control” of EMCI, the proposed $30 per share transaction price represents a 26% premium over EMCI’s closing stock price on November 14, 2018 and almost a 13% premium to EMCI’s book value per share.
As you know, EMCC currently owns approximately 55% of EMCI’s outstanding shares. EMCC is a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911, and is licensed in all 50 states and the District of Columbia. EMCC has net admitted assets of almost $3.56 billion and total surplus of over $1.48 billion. EMCC currently has an AM Best Company Rating of A (Excellent) with a stable outlook, and an issuer credit rating of “a+”.
After having analyzed EMCI’s prospects for enhancing shareholder value over the long-term, as well as various possible alternative strategies that could potentially improve EMCI’s shareholder value, we believe the proposed transaction is in the best interest of EMCI’s public shareholders. As you are aware, the market for EMCI’s stock is relatively limited and illiquid. Our proposed transaction will provide EMCI’s public shareholders with immediate and complete liquidity at a very significant premium to EMCI’s current share price.
We anticipate that our proposed transaction would be structured as a merger of a to-be-created wholly-owned subsidiary of EMCC with and into EMCI such that EMCI would become a wholly-owned subsidiary of EMCC. We are proposing a long-form merger structure (as opposed to a tender offer followed by a short-form merger) as we believe it allows for the most comprehensive disclosure of the proposed transaction to EMCI’s public shareholders, as well as provides EMCI’s public shareholders the ability to exercise their appraisal rights in connection with the proposed transaction.

We expect that a special committee consisting of independent members of EMCI’s board of directors would be formed to consider our proposed transaction. We further expect that EMCI’s special committee would retain its own independent legal and financial advisors to assist in its review of the proposed transaction, and that the special committee would be fully empowered to act on behalf, and in the best interests, of EMCI and its public shareholders to review our proposal, consider alternatives thereto, negotiate the terms of our proposal with us, and recommend acceptance or rejection of our proposal. We and our advisors are willing to engage in an open discussion with the special committee on any alternative transaction structures or alternative transactions so desired by the special committee. Our proposed transaction will be subject to a non-waivable condition requiring approval of the transaction by a majority of the shares of EMCI not owned by EMCC or EMCC’s directors or executive officers.

We will not proceed with the proposed transaction unless it is approved by EMCI’s special committee. If the special committee does not recommend, or the public shareholders of EMCI do not approve, of our proposed transaction, then we would intend to continue as a long-term shareholder of EMCI.
We would expect to fund the acquisition of EMCI’s publicly-owned shares through a combination of existing cash and credit resources, which may include the issuance of surplus notes and/or a loan from the Federal Home Loan Bank. Given our strong financial position and excellent credit rating, we are highly confident in our ability to obtain such financing and we would not anticipate subjecting our proposed transaction to a financing condition.
We would expect that, as a condition to our proposed transaction, all executive officers of EMCC would be required or agree to defer any accelerated vesting of their unvested EMCI restricted stock awards and restricted stock units in connection with our proposed transaction, since we do not believe our proposed transaction constitutes a “change in control” of EMCI. Furthermore, we would require that the current unvested equity awards of EMCC’s executive officers and substantially all other employees continue to vest on their normal terms and be either frozen at value at the transaction price or be replaced with EMCC long-term incentives that would retain substantially the same financial incentive characteristics as their current unvested EMCI equity awards, and that the anticipated regularly scheduled 2019 EMCI restricted stock unit grants for all employees would be similarly treated in connection with the closing of our transaction.
Consummation of our proposed transaction would be contingent on special committee approval, “majority of the minority” shareholder approval, the conversion of unvested executive officer and substantially all other employee equity awards, receipt of any required regulatory approvals, and other customary conditions to closing. Given our intimate first-hand knowledge of EMCI, we anticipate that our legal due diligence investigation of EMCI would be very limited, and the business-related representations and warranties we would require in any merger agreement would be relatively minimal. As such, we are in a unique position to move expeditiously to negotiate and complete the transaction with very little execution risk.
EMCC has engaged Foley & Lardner LLP as its legal advisor and Boenning & Scattergood as its financial advisor in connection with the proposed transaction.
Due to EMCC’s obligations under the federal securities laws, we intend to promptly file a Schedule 13D, including a copy of this letter, with the Securities and Exchange Commission.
This letter does not constitute a contract, commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. In addition, this letter does not constitute an offer or proposal capable of acceptance, and this letter may be withdrawn at any time and in any manner. Any obligation of EMCC with respect to the proposed transaction will be only as set forth in a definitive executed written agreement.